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                                                                     EXHIBIT 4.6

                                    AMENDMENT

                                       TO

           LCC INTERNATIONAL, INC. 1996 DIRECTORS STOCK OPTION PLAN

Effective April 22, 1997, Section 7 of the LCC International, Inc. 1996 Directors Stock Option Plan is amended by deleting the last sentence thereof in its entirety and substituting therefor the following:

            Each Eligible Director on the Effective Date who is not eligible to hold Class B Common Stock shall be granted an Initial Option to purchase 10,000 shares of Class A Common Stock as of the Effective Date or, if such Eligible Director's Commencement of Service is after the Effective Date, as of such Eligible Director's Commencement of Service. Each Eligible Director who is not eligible to hold Class B Common Stock also may be granted an Additional Options to purchase shares of Class A Common Stock as determined from time to time by the Board in its sole discretion.

            This Amendment to the LCC International, Inc. Directors Stock Option Plan was duly approved by the Board of Directors of the Corporation on April 22, 1997.

                                               /s/ PETER A. DELISO
                                               -------------------
                                                    Secretary